FIRST AMENDMENT TO OPERATING EXPENSE LIMITATION AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST III

and

BOYD WATTERSON ASSET MANAGEMENT, LLC

THIS FIRST AMENDMENT TO THE OPERATING EXPENSE LIMITATION AGREEMENT (the “First Amendment”) is made and entered into as of February 17, 2017, between Northern Lights Fund Trust III, a Delaware statutory trust (the “Trust”), and Boyd Watterson Asset Management, LLC, an Ohio Limited Liability Company (the “Advisor”) located at 1801 East 9th Street, Suite 1400, Cleveland, OH 44114.

RECITALS:

WHEREAS, the parties previously entered into that certain Operating Expense Limitation Agreement between Northern Lights Fund Trust III and the Adviser dated as of May 24, 2016 (the “Agreement”);

WHEREAS, the Adviser has subsequently agreed to lower the annual operating expense limit as a percentage of net assets of the Boyd Watterson Limited Duration Enhanced Income Fund Class I shares;

NOW, THEREFORE, the parties hereto agree as follows:

Effective March 13, 2017, Appendix A of the Agreement is hereby supplemented with the following:

Fund	Operating Expense Limit
Boyd Watterson Limited Duration Enhanced Income Fund
Class I	0.55%

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By:  /s/ Brian Curley

Name: Brian Curley

Title: President

BOYD WATTERSON ASSET MANAGEMENT, LLC

By:  /s/ Brian L. Gevry

Name: Brian L. Gevry

Title: Chief Executive Officer